Exhibit 11 - Computation of per share earnings

                                                            Nine Months Ended                   Three Months Ended
                                                               September 30,                       September 30,
                                                          ----------------------             -----------------------
                                                           2001            2000                 2001           2000
                                                           ----            ----                 ----           ----
Weighted  average common shares outstanding             1,213,741       1,214,254            1,213,741      1,213,741

Weighted average equivalent shares                      ---------       ---------            ---------      ---------
                                                       ----------      ----------           ----------     ----------
Weighted average common and common stock
   equivalent shares outstanding                        1,213,741       1,214,254            1,213,741      1,213,741
                                                       ==========      ==========           ==========     ==========
Net income                                             $1,613,484      $1,460,326           $  569,812     $  532,732
                                                       ==========      ==========           ==========     ==========
Earnings per share:
     Basic                                             $     1.33      $     1.20           $     0.47     $     0.44
                                                       ==========      ==========           ==========     ==========
     Diluted                                           $     1.33      $     1.20           $     0.47     $     0.44
                                                       ==========      ==========           ==========     ==========

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